Exhibit 5.1

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

Main Tel +1 312 782 0600

Main Fax +1 312 701 7711

www.mayerbrown.com

March 10, 2016

Janus Capital Group Inc.

151 Detroit Street

Denver, Colorado 80206

Ladies and Gentlemen:

We have acted as counsel to Janus Capital Group Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the issuance and sale from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act of the following securities:

(i)                                    shares of common stock, $0.01 par value per share, of the Company, including shares of common stock issuable upon conversion or exercise of other securities described herein (the “Common Stock”);

(ii)                                shares of preferred stock of the Company, including shares of preferred stock issuable upon conversion or exercise of other securities described herein (the “Preferred Stock”); and

(iii)                            debt securities of the Company, which may be senior debt securities (the “Senior Securities”) or subordinated debt securities (the “Subordinated Securities” and, together with the Senior Securities, the “Debt Securities”).

The Common Stock, the Preferred Stock and the Debt Securities are referred to herein collectively as the “Offered Securities.”

Unless otherwise provided in any prospectus supplement, pricing supplement and/or term sheet with respect to the Debt Securities, the Senior Securities will be issued under an indenture, dated as of November 6, 2001 (the “Senior Indenture”), between the Company (formerly known as Stilwell Financial Inc.) and The Bank of New York Trust Company, N.A. (as successor trustee/custodian to The Chase Manhattan Bank) (the “Senior Trustee”), and the Subordinated Securities will be issued under an indenture to be entered into between the Company and a trustee to be identified therein (the “Subordinated Trustee”).

The Company’s board of directors has taken and will take from time to time corporate

Mayer Brown LLP operates in combination with other Mayer Brown entities (the “Mayer Brown Practices”), which have offices in North America,
Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

action relating to the issuance of the Offered Securities (the “Corporate Proceedings”). Certain terms of the Offered Securities may be established by certain officers of the Company who will be authorized by the Corporate Proceedings.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering our opinions set forth below, we have examined originals or copies identified to our satisfaction of (i) the Registration Statement; (ii) the Amended and Restated Certificate of Incorporation of the Company and all amendments thereto; (iii) the Bylaws of the Company, as Amended and Restated, and all amendments thereto; (iv) an executed copy of the Senior Indenture; and (v) resolutions of the board of directors of the Company relating to the offering of the Offered Securities.  In addition, we have examined and relied upon other documents, certificates, corporate records, opinions and instruments, obtained from the Company or other sources believed by us to be reliable, as we have deemed necessary or appropriate for the purposes of this opinion.

In rendering our opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal competence of each individual executing any document.  As to all parties other than the Company, we have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto in accordance with their respective terms.  We have also assumed that (i) the Registration Statement has become, and remains, effective under the Act; (ii) a prospectus supplement, pricing supplement and/or term sheet will have been prepared and filed with the Commission describing the Offered Securities offered thereby and will comply with all applicable laws; (iii) all Offered Securities will be issued and sold in compliance with applicable Federal and state laws and in the manner set forth in the Registration Statement and the appropriate prospectus supplement, pricing supplement and/or term sheet; (iv) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Offered Securities offered or issued will have been duly authorized and validly executed and delivered by the parties thereto; (v) the Offered Securities will be sold and delivered at the price and in accordance with the terms of such agreement and as set forth in the Registration Statement and the prospectus supplement(s), pricing supplement(s) or term sheet(s) referred to therein; (vi) the issue price for any shares of Common Stock or Preferred Stock, including upon conversion of any Debt Securities, will be at a price not less than the par value of such Common Stock or Preferred Stock, as the case may be; (vii) the certificates evidencing any shares of Common Stock or Preferred Stock have been duly executed and delivered; (viii) the Corporate Proceedings with respect to Offered Securities and their offering and issuance will have been completed; (ix) the terms of the Offered Securities will be consistent with the description thereof contained in the Registration Statement and any applicable prospectus supplement, pricing supplement and/or term sheet; and (x) the terms of the Offered Securities will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and such terms comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon and subject to the foregoing, and having regard for legal considerations which we deem relevant, we are of the opinion that:

(i)                                    the Company is validly existing as a corporation under the laws of the State of Delaware;

(ii)                                except with respect to Common Stock issuable upon the conversion of Debt Securities or Preferred Stock, when the Common Stock has been issued and sold in the manner contemplated by the Registration Statement, the Common Stock will be validly issued, fully paid and non-assessable;

(iii)                            with respect to Common Stock issuable upon the conversion of Debt Securities or Preferred Stock that are by their terms convertible, when such Common Stock has been issued upon conversion of such Debt Securities or Preferred Stock, the Common Stock will be validly issued, fully paid and non-assessable;

(iv)                             except with respect to Preferred Stock issuable upon the conversion of Debt Securities, when the Preferred Stock has been issued and sold in the manner contemplated by the Registration Statement, the Preferred Stock will be validly issued, fully paid and non-assessable;

(v)                                with respect to Preferred Stock issuable upon the conversion of Debt Securities that are by their terms convertible, when such Preferred Stock has been issued upon conversion of such Debt Securities, such Preferred Stock will be validly issued, fully paid and non-assessable;

(vi)                             the Senior Securities have been duly authorized by the Company and, when executed by the Company and authenticated by the Senior Trustee in accordance with the Senior Indenture and delivered against payment therefore, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as (a) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances, and will be entitled to the benefits provided by the Senior Indenture; and

(vii)                         the Subordinated Securities have been duly authorized by the Company and, when the Subordinated Indenture has been executed by the parties thereto and the Subordinated Securities have been executed by the Company and authenticated by the Subordinated Trustee in accordance with the Subordinated Indenture and delivered against payment therefore, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as (a) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances, and will be entitled to the benefits provided by the Subordinated Indenture.

We note that, as of the date of this opinion, a judgment for money in an action based on an Offered Security denominated in a foreign currency in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Offered Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. A state court in the State of New York rendering a judgment on such Offered Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The opinions set forth herein are limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware. We are not purporting to opine on any matter to the extent that it involves the laws of any other jurisdiction.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and being named in the related prospectus under the caption “Legal Matters” with respect to the matters stated therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP